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                                                                   EXHIBIT 10(x)


                              EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT (this "Agreement") dated as of the 16th day of July, 2002, is by and between Malan Realty Investors, Inc. ("Employer") and Elliott Broderick ("Executive").

                                    RECITALS

         A. Employer desires to retain the services of Executive as Chief Financial Officer in order to utilize Executive's skill and expertise.

         B. Executive desires to continue employment by Employer at the stated compensation and upon the terms and conditions set forth in this Agreement.

         C. The Parties desire to set forth the terms and conditions covering the employment relationship.

         D. Executive acknowledges and agrees that upon the execution of this Agreement, the letter agreement dated August 15, 1997 by and between Executive and Employer relating to Executive's employment shall be of no further force and effect ("Letter Agreement"). Executive relinquishes any right to lifetime health insurance benefits under the Letter Agreement,; however, Executive shall not be required to return any payments to Employer paid to Employee in connection with the Letter Agreement.

                                   AGREEMENTS

         In consideration of the foregoing recitals and the mutual covenants, promises, representations and conditions herein contained, Employer and Executive hereby agree as follows:

         1. RECITALS: The above recitals are incorporated herein and made a part hereof.

         2. EMPLOYMENT:

                  2.1 Term. Employer shall employ Executive from June 1, 2002 through September 30, 2003, unless Executive's employment is terminated earlier for Cause (as defined in subsection 3.9 below) ("Initial Term"). The Term may be extended by twelve (12) additional full calendar months at Employer's discretion upon sixty (60) days prior written notice to Executive ("Renewal Term"). For purposes of this Agreement, the Initial Term and Renewal Term may sometimes be referred to as a "Term.". Employer may instruct Executive to cease performing services at any time without cause during a Term, in its sole discretion, in which case Executive shall continue to receive all Base Salary through the end of that Term and, in addition, he shall receive the Severance Pay and Retention Bonus for which he is otherwise eligible.

                 2.2 Duties. During each Term, Executive shall perform the duties and functions as Chief Financial Officer of Employer and perform such duties, which are, from time to time, assigned to Executive by Employer so long as such duties are consistent with the reasonable duties of the Chief Financial Officer of corporations of the size, type and nature of Employer.

                  2.3 Time to be Devoted to Employment. Executive shall devote his full business time and efforts to Executive's duties and responsibilities hereunder. During a Term, Executive shall not, without the prior written consent of the President of Employer, engage in other employment or render or perform other services for compensation.



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         3. COMPENSATION AND SEVERANCE:

                  3.1 Regular Salary/Benefits. As compensation for the services to be provided by Executive, Employer shall pay Executive an initial annualized salary in the amount of One Hundred Thirty Two Thousand and 00/100 Dollars ($132,000.00) (the "Base Salary"). On December 1, 2002, Executive's Base Salary shall be increased to One Hundred Forty Four Thousand and 00/100 Dollars ($144,000). In the event Employer elects to extend the Initial Term by an additional twelve months pursuant to Section 2.1 above, Executive's Base Salary shall be increased to One Hundred Fifty Thousand and 00/100 Dollars ($150,000) during the Renewal Term. Said Base Salary shall be paid in equal installments consistent with Employer's existing payroll practices.

                  3.2 Performance Bonus. During each Term, Executive is eligible to receive a performance bonus ("Performance Bonus") not to exceed fifty percent (50%) of Executive's Base Salary. Payment of any Performance Bonus, however, is not guaranteed. The amount of any Performance Bonus shall be determined by Employer and shall be based upon Executive satisfying Employer's performance expectations. The Performance Bonus, if any, shall be paid to Executive as soon as practical following the close of each calendar year of the Term.

                  3.3 Incentive/Option Bonus. During each Term, Executive is eligible to receive an incentive/option bonus program ("Incentive/Option Bonus") not to exceed fifty percent (50%) of Executive's Base Salary. Payment of any Incentive/Option Bonus, however, is not guaranteed. The amount of any Incentive/Option Bonus shall be determined by Employer and shall be based upon Executive satisfying Employer's performance expectations. The Incentive/Option Bonus , if any, shall be paid to Executive as soon as practical following the close of each calendar year of the applicable Term.

                  3.4 Retention Bonus. On the earlier to occur of (i) the date on which the shareholders of Employer adopt a plan of liquidation of Employer ("Plan") and (ii) November 1, 2002 (the "Outside Date"), Executive will receive a retention bonus ("Retention Bonus") in an amount equal to five percent (5.0%) of Executive's Base Salary for each full month in which Executive remains employed by Employer following the earlier to occur of the date of adoption of the Plan and the Outside Date. In no event, however, shall the Retention Bonus be less than four (4) months of Executive's Base Salary or greater than twelve
(12) months of Executive's Base Salary ("Renewal Cap"). The Retention Bonus shall be paid to Executive as soon as practical following each full month Executive remains employed by Employer following the earlier to occur of the date of adoption of the Plan and the Outside Date. Notwithstanding anything contained herein to the contrary, there will be no Renewal Cap during the Renewal Term.

                  3.5 Stay/Signing Bonus. As soon as practicable following the execution of this Agreement, Executive will receive a signing bonus (the "Signing Bonus") of Two Hundred Eighty-Five Thousand and 00/100 Dollars ($285,000), payable in cash.

                  3.6 Severance Pay. Upon the termination of Executive's employment with Employer, Employer shall pay Executive severance in an amount equal to the greater of (i) One Hundred Thousand and 00/100 Dollars ($100,000.00); or (ii) the balance then due under the Term then in progress, calculated by adding the Base Salary plus a Performance Bonus of not less than the same percentage of Base Salary Executive received as a Performance Bonus for the year 2002. ("Severance Pay"). The Severance Pay shall be paid in immediately available funds to Executive at such time and in accordance with Employer's existing severance policy and practice as of the date of this Agreement or, if such existing severance policy and practice is modified, terminated or restated after the date of this Agreement, within five (5) calendar days of the Separation Date (as defined below). Payment of the Severance Pay to Executive is conditioned upon Executive signing and returning to Employer the Release in the form and substance of Exhibit A attached to this Agreement. Executive, however, shall execute and return the Release no earlier than the Separation Date. As used in this Agreement, the term "Separation Date" shall mean the date of Executive's employment termination from Employer.


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                  3.7 Conditions of Severance Pay. Notwithstanding anything to the contrary contained in this Agreement, the Severance Pay set forth herein shall be conditioned on the following:

                           (a) Executive shall not resign for other than Good
                  Reason (as defined below) or be terminated for Cause prior to December 31, 2002; and

                           (b) Executive must comply with all of the terms and
                  conditions contained in this Agreement, including, but not limited to, the obligations set forth in subsections 2.2 and
                  2.3 above; and

                           (c) Executive must sign and return to Employer the
                  Release as set forth in subsection 3.6 above; and

                           (d) Executive does not revoke the Release.

                  3.8 Taxes. All Compensation, Performance Bonus, Incentive/Option Bonus, Retention Bonus, Stay/Signing Bonus and Severance Pay payable to Executive shall be subject to customary withholding taxes and such other employment taxes as are required under Federal law or the law of any state or other governmental body to be collected with respect to compensation paid by Employer to Executive.

                  3.9 Definitions of "Cause" and "Good Reason". For purposes of this Agreement, "Cause" shall mean: (a) Executive's material breach of this Agreement, including, but not limited to, Executive's failure to perform any of the material obligations set forth in this Agreement after receiving written notice describing such failure from Employer and permitting Executive to cure such matter within thirty (30) days of receipt of such notice (b) willful misconduct or gross negligence by Executive in connection with the performance of Executive's duties to Employer hereunder; or (c) Executive's conviction for a felony crime. For purposes of this Agreement, "Good Reason" shall mean the occurrence of any of the following events without the express prior written consent : (a) any failure of Employer to comply with Subsections 3.1, 3.2, 3.3, 3.4, 3.5 and 3.6 of Section 3 of this Agreement; (b) Executive being required to relocate or report to a principal place of business of Employer more than a thirty (30) mile radius from a center point consisting of Employer's current Bingham Farms, Michigan address; or (c) the failure of Employer's successor(s) or assign(s) to assume this Agreement in accordance with Subsection (e) of
Section 6 of this Agreement. Executive may terminate his employment with Employer for "Good Reason" by providing thirty (30) days' prior written notice to Employer after the existence or occurrence of any of the circumstances constituting Good Reason.

         4. BENEFITS AND BUSINESS EXPENSES. During Executive's employment with Employer, Executive shall be entitled to such vacation, life insurance, health plan coverage, sick leave, retirement benefits and other benefits customarily provided by Employer to its employees in accordance with the terms of such plans or practices. Employer will reimburse Executive for bona fide business expenses that Employee incurs in carrying out his duties under this Agreement, provided that Executive follows such expense reimbursement policies and practices as Employer shall promulgate from time to time.


         5 RETURN OF PROPERTY: Executive warrants and represents that upon the Separation Date, he shall return to Employer all property of Employer in his possession and control, including, but not limited to, confidential information, trade secrets, office keys, electronic equipment including computers and computer related accessories (printers, modems, etc.) and any other property of Employer.



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         6. MISCELLANEOUS.

                  a. Amendment or Alteration. No amendment or alteration of the terms of this Agreement shall be valid unless made in writing and signed by the Parties.

                  b. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Michigan applicable to agreements made and to be performed therein.

                  c. Severability. The holding of any provisions of this Agreement to be invalid or unenforceable by a court of competent jurisdiction shall not affect any other provision of this Agreement, which shall remain in full force and effect.

                  d. Waiver of Breach. It is agreed that a waiver by either party of a breach of any provision of this Agreement shall not operate, or be construed, as a waiver of any subsequent breach by that same party.

                  e. Entire Agreement and Binding Effect. This Agreement contains the entire agreement of the Parties with respect to the subject matter hereof and shall be binding upon and inure to the benefit of the Parties and their respective legal representatives, heirs, distributees, successors and assigns. This Agreement expressly supercedes the provisions of any prior written or oral employment agreement between Employer and Executive. Employer shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Employer to assume expressly and agree to perform this Agreement in the same manner and to the same extent that Employer would be required to perform it if no such succession had taken place.

                  f. Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery, nationally recognized expedited overnight delivery service such as Federal Express, or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

                     If to Executive:

                     Elliott Broderick
                     3108 St. Jude
                     Waterford, Michigan 48329

                     With a required copy to:

                     Matthew A. Cole,
                     Counselor at Law
                     437 East 74th Street, Suite B
                     New York, New York 10021

                     If to Employer:
                     Jeffrey D. Lewis
                     30200 Telegraph Rd., Ste. 105
                     Bingham Farms, Michigan 48025


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         or to such other address as either party shall have furnished to the other in writing in accordance herewith. Unless otherwise provided for herein, notice and communications shall be effective on the date on which a party receives such notice.

                  g. Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed to be an original but all of which together shall constitute but one and the same instrument.

                  h. Headings. The section headings appearing in this Agreement are for purposes of easy reference and shall not be considered a part of this Agreement or in any way modify, amend or affect its provisions.


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         IN WITNESS WHEREOF, the Parties have executed this Employment Agreement as of the date and year first above written.

                                             MALAN REALTY INVESTORS, INC.


                                             By:  /s/ Jeffrey D. Lewis

                                             Its:  Chief Executive Officer



                                             /s/ Elliott J. Broderick
                                             Elliott Broderick



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                                    EXHIBIT A

                                RELEASE AGREEMENT

         This Release Agreement ("Release") is entered into by and between Malan Realty Investors, Inc. ("Employer") and Elliott Broderick ("Executive").

In consideration of Employer's execution of that certain Employment Agreement by and between Malan Realty Investors, Inc. and Elliott Broderick dated June __, 2002 ("Employment Agreement"), and for other good and valuable consideration, the sufficiency and adequacy of which are hereby acknowledged, Executive releases Employer, as well as Employer's shareholders, directors, officers, agents, employees, representatives, successors and assigns from all claims existing as of the date Executive signs this Release arising from or relating to Executive's employment or the termination of his employment and any claims which arise under the common law of contract, implied contract, tort, public policy, or statute, such as Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, Section 1981 of the Civil Rights Act of 1866, the Equal Pay Act of 1963, the Executive Retirement Income Security Act of 1974, the Rehabilitation Act of 1973, the Americans With Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Michigan Human Rights Act, , and amendments to these acts, any other federal, state or local equal employment opportunity or age discrimination law, wage payment law, or any other federal, state or local statute, decision, order, policy or regulation establishing or relating to claims or rights of employees, including, but not limited to, any and all claims alleging interference with the attainment of any rights under any insurance, pension, profit sharing or other employee benefit plan, and any and all claims in tort or contract, based upon public policy, and any and all claims alleging breach of an express or implied, or oral or written, contract, policy manual or Employee handbook or alleging misrepresentation, defamation, interference with contract, intentional or negligent infliction of emotional distress, negligence, or wrongful discharge. Notwithstanding the foregoing, (i) Executive is not releasing any of the above-mentioned persons or entities from
(i) any claims arising by statute, contract or otherwise that Employee may have against such persons or entities with respect to the indemnification, advancement of expenses or reimbursement of Employee in connection with any claim or made legal action taken against Employee and (ii) any claims arising under the Employment Agreement with respect to amounts owed to Employee pursuant to the terms of the Employment Agreement.

         Executive acknowledges that Employer offered him twenty-one (21) days within which to deliberate the terms of this Release and that he had an opportunity to consult with legal counsel of his choice prior to executing this Release. Employer and Executive each represent that the terms and conditions of this Release are fair and reasonable, that they have voluntarily entered into it without threat or coercion, and that they intend to be bound by it.

         Executive and Employer acknowledge that, during the seven (7)-day period immediately following Employee's execution of this Release ("Revocation Period"), Executive may revoke it. Should Executive exercise such right of revocation, he agrees to immediately return to Employer any consideration given to him under the terms of this Release. Employer and Executive further agree that this Release becomes effective upon the expiration of the Revocation Period, provided that Executive does not exercise his right of revocation. In the event Executive exercises his right to revocation, the promises contained herein are withdrawn and void.


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         This Release was provided to Employee on _____________________.

                                           MALAN REALTY INVESTORS, INC.


Dated:                                     By:
      --------------------------              ----------------------------------




Dated:                                     By:
      --------------------------              ----------------------------------
                                                 Elliott Broderick




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